Exhibit 99.2

Irenic Acquisition Corp. Announces Completion of $220,000,000 Initial Public Offering

New York, NY, April 29, 2026 – Irenic Acquisition Corp. (the “Company”) announced today the closing of its initial public offering of 22,000,000 units at a price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-third of one redeemable warrant, each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will be exercisable. The units are listed on The Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “IACQU” as of April 28, 2026. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “IACQ” and “IACQW,” respectively.

The Company is a special purpose acquisition company formed for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company is sponsored by, and its executive officers are among the principals of, Irenic Capital Management LP. While the Company may pursue an initial business combination target in any industry or geographic location, it intends to focus its search on companies in the aerospace, defense, and broader industrial sectors.

Jefferies acted as the sole book running manager for the offering. Odeon Capital Group LLC acted as co-manager of the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,300,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, or by telephone at 877-821-7388 or by email at Prospectus_Department@Jefferies.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on April 27, 2026.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Longacre Square Partners

Dan Zacchei / Ashley Areopagita

irenic@longacresquare.com